Exhibit 10.4

December 9, 2004

Dear Brian:

     DoubleClick Inc., a Delaware corporation (“DoubleClick” or “Company”), desires to assure itself as to the continued focus of your services and to avoid disruption to the Company while it explores and possibly implements strategic alternatives. Accordingly, subject to the terms of this letter agreement (this “Agreement”), DoubleClick desires to offer and pay to you the retention bonuses and severance payments, if applicable, set forth below. All capitalized terms shall have the meanings set forth on Schedule A.

Retention Payments

     In consideration for the terms of this Agreement and to provide you with an additional incentive to remain with DoubleClick,

          (a) if you have remained continuously employed full-time by DoubleClick at all times from the date of this Agreement through April 30, 2005 (the “First Retention Period”), DoubleClick will pay you a retention bonus of $150,000 (the “First Retention Payment”) in a lump sum within 30 days following the end of the First Retention Period, subject to the provisions set forth below; and

          (b) if you have remained continuously employed full-time by DoubleClick at all times from the date of this Agreement through January 31, 2006 (the “Second Retention Period”), DoubleClick will pay you a retention bonus of $300,000 (the “Second Retention Payment”) in a lump sum within 30 days following the end of the Second Retention Period, subject to the provisions set forth below.

     If you are employed by DoubleClick when DoubleClick closes a Division Change in Control, DoubleClick shall pay to you the First Retention Payment and the Second Retention Payment, if and to the extent they have not previously been paid to you, in a lump sum within 30 days after the date of the closing of such Division Change in Control.

     Notwithstanding the foregoing, if prior to the end of the First Retention Period and/or Second Retention Period, as the case may be, your employment with DoubleClick is terminated by DoubleClick without Cause or by you for Good Reason, DoubleClick shall pay to you the First Retention Payment and the Second Retention Payment, if and to the extent they have not previously been paid to you, in a lump sum within 30 days following the effective date of your termination of employment (the “Termination Date”).

Severance Payments

     In addition to the retention payments discussed above, upon the termination of your employment with DoubleClick under circumstances in which you would be eligible to receive severance payments under the terms of the DoubleClick Severance Plan as in effect on the date of this Agreement (the “Severance Plan”), DoubleClick will pay you a severance payment equal to the amount you are eligible to receive pursuant to the terms of the Severance Plan plus the pro rata amount of your target bonus for the year in which your employment is terminated, which shall be determined by multiplying your target bonus for the year in which your employment is terminated by (A) the lesser of (x) DoubleClick’s accrual rate for the bonus pool at the time of the termination of your employment and (y) 100%, and (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of your termination and the denominator of which is 365.

Sabbatical Benefit

     In addition, if you are or become eligible to take a four-week paid sabbatical pursuant to DoubleClick’s Employee Sabbatical Program during the period from the date of this Agreement through the earlier of the Termination Date or the Second Retention Period, DoubleClick may, at its option and in its sole discretion, pay to you your sabbatical benefit equal to four-weeks’ salary at your then current base rate of pay in lieu of permitting you to take such four- week sabbatical leave.

Responsibilities

     As part of this Agreement, you agree to assist with and facilitate in a constructive manner DoubleClick’s assessment and implementation of any strategic alternatives DoubleClick may choose to pursue.

Taxes

     DoubleClick may withhold from any amounts payable hereunder any federal, state, local or foreign taxes as shall be required to be withheld under applicable law or regulation.

     Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for your benefit and/or any acceleration or vesting of any options (whether paid or payable or distributed or distributable or provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph) (collectively, “Change in Control Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Change in Control Payments. All determinations required to be made under this paragraph, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made at DoubleClick’s expense by a certified public accounting firm designated by DoubleClick’s Board of Directors. In the event of any underpayment or overpayment of the Gross-Up Payment as determined by the firm designated in accordance with the preceding sentence, the amount of such underpayment or overpayment shall promptly be paid to you or refunded to DoubleClick, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

Assignment

     This Agreement binds DoubleClick, its successors or assigns. References in this Agreement to DoubleClick applicable to any time following a Division Change in Control include, if applicable in the context, the purchaser of the DoubleClick business segment sold in such Division Change in Control so that this Agreement shall inure to the benefit of such purchaser and such purchaser shall be required to make, after the Division Change in Control, any payments required to be made by DoubleClick under this Agreement.

At-Will Employment

     Nothing in this Agreement changes the at-will nature of your employment by DoubleClick. No provision of this Agreement is intended to provide you with any right to continue employment with DoubleClick or otherwise affect the right of DoubleClick, which right is hereby expressly reserved, to terminate your employment at any time for any reason, with or without Cause.

Non-Compete

     In consideration for DoubleClick entering into this Agreement and as a member of DoubleClick’s management, you agree as follows:

     (1) Non-Solicitation. You hereby agree that during your employment and for a period of one year from the Termination Date, you shall not solicit any DoubleClick employee on behalf of another employer or encourage any DoubleClick employee to leave DoubleClick. You also agree for a period of one year from the Termination Date that you shall not solicit any DoubleClick account, on your behalf or on behalf of any other individual or entity, for any purpose or in any way competitive with the businesses of DoubleClick.

     (2) Non-Competition. You agree that during your employment and for a period of one year following the Termination Date, you shall not, as an employee, agent, consultant, advisor, independent contractor, partner, officer, director, stockholder, owner, co-venturer, principal, investor, lender, or guarantor of any corporation, partnership, or other entity, or in any other capacity, directly or indirectly: (a) engage in any business that is competitive with any of the businesses of DoubleClick as they exist at the time of this Agreement (a “Competitive Business”); (b) permit your name to be used in connection with a Competitive Business; or (c) acquire any debt, equity, or other ownership interest in any person or entity engaged in a Competitive Business, except that you may own, in the aggregate, not more than one percent (1%) of the outstanding shares of any publicly held corporation which is a Competitive Business, which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association; provided, however, that if the Termination Date occurs at any time after a Division

Change in Control, the covenants and restrictions contained in this subsection (2) shall be applicable to you if, and only if, the Company pays the Restricted Payment to you within two (2) weeks following the Termination Date. It shall be the Company’s (or its successor in interest) sole option whether to pay the Restricted Period Payment.

     (3) Remedies. If you breach any covenants made in this Agreement, DoubleClick shall have a right to the return of all payments paid pursuant to this Agreement. DoubleClick’s rights under this paragraph are without prejudice to its other rights, including the right of DoubleClick to seek preliminary and permanent injunctive relief in court to preclude any irreparable harm arising out of a violation or threatened violation of this agreement, and to seek an award of compensatory and/or exemplary damages arising from any breaches of this Agreement.

     (4) Construction. Each of the clauses contained in this section of the Agreement constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the Agreement. If any restriction contained in this section of the Agreement is deemed to be unreasonable, overbroad or otherwise unenforceable, the parties agree that the court should interpret the covenant in such a way and with such modification as may be required to make such covenant reasonable and enforceable over the greatest area and time permitted by applicable law.

Release

     As a condition to your right to receive each payment payable to you under this Agreement, you agree to execute and deliver to DoubleClick a release in substantially the form attached as Annex A hereto prior to each such payment. The parties agree that such form may be altered prior to signing, in order to: (i) account for any changes in the law that would affect the enforceability of the release; or (ii) include such additional provisions as may be reasonably required to give effect to the parties’ intent that such release be a general release of all claims by you.

General

     This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior retention or severance agreement or any prior agreement providing for bonus payments in connection with a change in control, is hereby terminated and cancelled. Your outstanding options to purchase DoubleClick common stock shall remain subject to the terms of the applicable stock option agreement and plan, and no additional rights with respect to such options are conferred by this Agreement. The laws of the State of New York (other than its conflict of laws provisions) govern this Agreement. Each of DoubleClick and you hereby waives any right to trial by jury in any proceeding arising out of or relating to this Agreement.

     If you accept the terms of this Agreement, please sign below and return a copy to Hillary B. Smith, Esq., DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, NY 10011, by no later than December 9, 2004. We encourage you to consult with any advisors you choose.

Very truly yours,

DOUBLECLICK INC.

By:	/s/ Hillary Smith

Name: Hillary Smith
Title: Senior Vice President, General Counsel

I accept and agree to the terms set forth in this Agreement:

/s/ Brian M. Rainey	Dated: December 9, 2004

Brian M. Rainey

Schedule A

     “Cause” means (i) your willful misconduct in connection with your employment or your failure to perform the employment responsibilities assigned to you or your responsibilities under this Agreement, which is not cured after notice and a reasonable opportunity (not to exceed 20 days) to cure, (ii) your conviction of, or your entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony, (iii) your breach of any confidentiality agreement with DoubleClick or any significant violation of DoubleClick employee policies, including its code of ethics.

     “Division Change in Control” means the acquisition by any person, corporation or other entity of all or substantially all of DoubleClick’s Data business segment; whether by sale of assets, merger or otherwise.

     “Good Reason” means (i) a material reduction in your annual base salary as in effect on the date of this Agreement, or (ii) a change in the location at which you perform your principal duties for DoubleClick to a new location more than 30 miles from the location at which you performed your principal duties for DoubleClick on the date of this Agreement.

     “Restricted Period Payment” shall mean a lump sum payment, less applicable withholdings, paid to you within the two (2) week period following the Termination Date, equal to one year of your base salary and one hundred percent (100%) of your target bonus. The base salary and bonus shall be calculated using the greater of: (i) your base salary and target bonus effective on the Termination Date; or (ii) your base salary and target bonus in effect on the day prior to the closing of the Division Change in Control. The Restricted Period Payment shall be exclusive of any other severance or post termination benefits and thus shall not be considered in determining the amount of the Restricted Period Payment.

Annex A

Release

     The undersigned and DoubleClick Inc., a Delaware corporation (“DoubleClick”), have entered into a retention agreement dated December 9, 2004 (the “Retention Agreement”). Pursuant to the Retention Agreement, the undersigned is entitled under certain circumstances to retention payments and severance payments. However, as a condition to the undersigned’s receipt of such payment, the undersigned is required to deliver this release (the “Release”) to DoubleClick. The undersigned therefore agrees as follows:

     (1) The undersigned hereby fully, forever, irrevocably and unconditionally releases and discharges DoubleClick, its directors, officers, stockholders, affiliated entities, agents, employees and representatives (the “Released Parties”), from any and all claims, rights, demands, debts, damages, causes of action, agreements, promises, liabilities, obligations and expenses (“Claims”), of every kind and nature, whether arising from any act, omission, misrepresentation or otherwise, and whether based on any federal, state or other law or right of action at law or in equity, and whether foreseen or unforeseen, matured or unmatured, known or unknown, that the undersigned ever had or now has against any and all of the Released Parties, including, without limitation, (a) all Claims for any acts that violated or may have violated my rights under any contract, tort, or other common law, any federal, state, or local fair employment practices or civil rights law or regulation, any employee relations statute, executive order, law, regulation, or ordinance, any workers compensation law, or any other duty or obligation of any kind, including but not limited to rights created by 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 79-e et seq., the New York Equal Rights Law, N.Y. Civ. Rights Law § 40c et seq., N.Y. Civ. Rights Law § 47 et seq. (New York rights of persons with disabilities law), N.Y. Lab. Law § 194 et seq. (New York equal pay law), N.Y. Lab. Law § 740 (New York whistleblower protection law), Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination law), Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), all as amended, and all other federal, state, and local laws prohibiting employment discrimination of whatever kind or nature; (b) all liability for any Claims whatsoever which were or may have been alleged against or imputed to DoubleClick by me or anyone acting on my behalf; and (c) all Claims for attorneys’ fees, costs, or disbursements; provided, that, nothing in this paragraph (i) shall release or discharge any Claim (w) for salary, personal, sick or vacation time or other benefits accrued and unpaid through the date of this Release, (x) for stock options granted to the undersigned with the specific approval of DoubleClick’s Board of Directors, (y) arising out of facts or circumstances occurring after the date of this Release, or (z) relating to the enforcement of the Retention Agreement; or (ii) prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

     (2) The undersigned understands and agrees that he will not make any false, disparaging or derogatory statements to any person or entity regarding DoubleClick or any of its directors, officers, stockholders, affiliated entities, agents, employees or representatives or about DoubleClick’s business affairs or financial condition.

     The undersigned acknowledges that the undersigned has 21 days to consider this release (a period which the undersigned acknowledges may be waived) before signing it and returning it. If the undersigned signs this release, the undersigned has seven days after signing it to revoke this release and waiver of claims under ADEA by notifying DoubleClick, in writing. The undersigned understands that, in the event the undersigned revokes this release of claims under ADEA, DoubleClick will be relieved of its obligation to pay to the undersigned any retention or severance payments. Therefore, DoubleClick’s obligation to pay to the undersigned any retention or severance payments will take effect eight days after the undersigned returns this signed release (assuming the undersigned does not exercise the undersigned’s right of revocation).

     The laws of the State of New York (other than its conflict of laws provisions) govern this Release. The undersigned hereby waives any right to trial by jury in any proceeding arising out of or relating to this Release.

     The undersigned accepts and agrees to the terms set forth in this Release:

Dated: , 200
Brian M. Rainey

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